                                                                    EXHIBIT 12.1


                                 VF CORPORATION
                       COMPUTATION OF RATIO OF EARNINGS TO
                                FIXED CHARGES
                            (DOLLARS IN THOUSANDS)



                                                                                Year Ended
                                          ---------------------------------------------------------------------------------------
                                              January 1        January 2         January 4       December 29         December 30
                                                1994              1993             1992              1990                1989
                                          ---------------  -----------------  ---------------  ----------------  ----------------


Income from continuing operations
  before provision for income
  taxes per consolidated
  statements of income                       $399,987          $375,773          $263,197         $143,084            $283,745

Add
  Interest on indebtedness                     72,671            71,068            68,587           75,843              46,185
  Amortization of debt expense
    and premium                                   493               589               583              526                 143
  Portion of rents representative
    of the interest factor                     15,600            10,100             8,200            6,800               6,500
                                               ------            ------             -----            -----               -----

      Income as adjusted                     $488,751          $457,530          $340,567         $226,253            $336,573
                                             ========          ========          ========         ========            ========


Fixed charges
  Interest on indebtedness                    $72,671           $71,068           $68,587          $75,843             $46,185
  Amortization of debt expense
    and premium                                   493               589               583              526                 143
  Capitalized interest                          1,022             1,439               466              145               2,087
  Portion of rents representative
    of the interest factor                     15,600            10,100             8,200            6,800               6,500
                                               ------            ------             -----            -----               -----
      Fixed charges                           $89,786           $83,196           $77,836          $83,314             $54,915
                                              =======           =======           =======          =======             =======

Ratio of earnings to fixed
  charges                                         5.4               5.5               4.4              2.7                 6.1
                                                  ===               ===               ===              ===                 ===

Note: For purposes of this ratio, fixed charges consist of interest expense, capitalized interest and one-third of rental expense, which approximates the interest factor of such rental expense.